Arbitron Obtains Court Order Compelling Spanish Broadcasting to Resume PPM Encoding

COLUMBIA, MD – February 11, 2010 — Arbitron Inc. (NYSE: ARB) announced today that the Supreme Court of the State of New York for the County of New York has issued a Temporary Restraining Order effective immediately requiring Spanish Broadcasting System, Inc. (SBS) to resume encoding its broadcasting signals for Arbitron’s Portable People Meter™ (PPM™) radio ratings service until Tuesday, February 16, 2010. This order applies to nine SBS radio properties in five cities across the United States. Arbitron also indicated that it suspended delivery of PPM data to SBS in December 2009.

Arbitron sought the Temporary Restraining Order after learning on February 4, 2010 that SBS had ceased encoding its broadcast signals for the PPM service in any of its radio properties in cities where Arbitron has commercialized the PPM ratings service. The court will convene a hearing on Tuesday, February 16, 2010 to determine whether to continue to compel SBS to encode pursuant to its agreement with Arbitron.

“SBS has existing contracts with Arbitron for both the PPM service and to encode its broadcast signals that remain in effect,” stated Timothy T. Smith, Arbitron Chief Legal Officer. “We expect SBS to honor the terms of its agreements.”

About Arbitron

Arbitron Inc. (NYSE: ARB) is a media and marketing research firm serving the media — radio, television, cable, online radio and out-of-home — as well as advertisers and advertising agencies. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audience and marketing information data. The company has developed the Portable People Meter device, a new technology for media and marketing research.

Portable People Meter™ and PPM™ are marks of Arbitron Inc.

PPM ratings are based on audience estimates and are the opinion of Arbitron and should not be relied on for precise accuracy or precise representativeness of a demographic or radio market.

Arbitron Forward-Looking Statements

Statements in this release that are not strictly historical, including the statements regarding expectations for 2010 and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, may be “forward-looking” statements. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These factors include, among other things, the current global economic recession and the upheaval in the credit markets and financial services industry, competition, our ability to develop and successfully market new products and technologies, our ability to successfully commercialize our Portable People Meter™ service, the growth rates and cyclicality of markets we serve, our ability to expand our business in new markets, our ability to successfully identify, consummate and integrate appropriate acquisitions, the impact of increased costs of data collection including a trend toward increasing incidence of cell phone-only households, litigation and other contingent liabilities including intellectual property matters, our compliance with applicable laws and regulations and changes in applicable laws and regulations, our ability to achieve projected efficiencies, cost reductions, sales growth and earnings, and international economic, political, legal and business factors. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our SEC filings, including our 2008 Annual Report on Form 10-K. These forward-looking statements speak only as of the date of this release and the Company does not assume any obligation to update any forward-looking statement.